Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-9109, 333-41534, 333-30008, 332-7706, 33-42954, 33-45054, 33-58835, 33-344953, 333-64466, 333-91242, 333-102088 and 333-104407 on Form S-8  of our reports dated September 9, 2005, relating to the financial statements and financial statement schedule of Standex International Corporation and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Standex International Corporation for the year ended June 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Boston, Massachusetts

September 9, 2005